Exhibit 99.1

NEWS RELEASE	1101 E. Arapaho Road, Suite 200 Richardson, TX 75081 (972) 234-6400

Contact

Michael L. Paxton
972.301.3658, mpaxton@intrusion.com

Intrusion Inc. Appoints Jack Blount as President and Chief Executive Officer

Richardson, Texas – May 27, 2020 – Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) announced today that its Board of Directors has named Jack B. Blount to the position of President and Chief Executive Officer. Mr. Blount was also appointed as a director of the company. Michael L. Paxton, former Interim President and Chief Executive Officer retains the positions of Chairman, Chief Financial Officer, Secretary and Treasurer.

“We are excited to have Jack join Intrusion. He is an experienced executive with a tremendous amount of experience,” stated Michael L. Paxton, Vice President and CFO of Intrusion.

“I have never been more energized and excited about joining a company than I am now about Intrusion,” stated Jack B. Blount, President and CEO of Intrusion. “The world has suffered $3 trillion in cybercrime losses in 2019, with that loss predicted to reach $6 trillion in 2021. Intrusion has been fighting cybercrime for more than 20 years and as a result has the largest database of historical internet data. By combining that data and expertise with machine learning, we are creating an affordable cybercrime prevention tool that I fully expect will change the landscape of cybersecurity,” concluded Blount.

As recently pointed out in the government’s report, Cyberspace Solarium Commission ‘Our country is at risk, not only from a catastrophic cyberattack but from millions of daily intrusions disrupting everything from financial transactions to the inner workings of our electoral system. China, Russia, Iran, and North Korea all probe U.S. critical infrastructure with impunity. Criminals leverage globally connected networks to steal assets from individuals, companies, and governments.’

Blount had an extensive career in technology as a visionary in the personal computer, local area networking, ERP, mobile computing, big data, cybersecurity, and AI. Most recently, Blount founded a strategic consultancy for enterprise, startup and federal government organizations. Prior to that, he served as CIO of the United States Department of Agriculture where he was responsible for designing a new, 10-layer cyber security architecture that protected more than 100,000 employees and billions of dollars.

Blount began his career as an engineer at IBM and was then recruited from IBM for the role of SVP of Business Development at Novell in the 1980’s where he helped expand its business from $50M to $2B in just six years. He has served as the CTO, COO, and CEO of eight technology, turnaround companies and has served on twelve technology company Board of Directors, five of which were public companies, and he held the role of Chairman of five of those companies. Blount has conducted business in more than 40 countries and has been a speaker at many public conferences in China, France, Germany, Norway, Russia, and the United States. He graduated from Southern Methodist University with a degree in Mathematics and did his graduate MBA studies while working at IBM.

Interested investors can access a call later today to discuss Mr. Blount’s appointment at 10:00 A.M., CDT by calling 1-833-360-0880. At the replay prompt, enter conference identification number 4547798. For those unable to participate in the live conference call, a replay will be accessible beginning May 27, 2020 at approximately 3:00 P.M., CDT until June 3, 2020 by calling 1-855-859-2056. In addition, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification, high speed data mining, cybercrime and advanced persistent threat detection products. Intrusion’s product families include TraceCop™ for identity discovery and disclosure, and Savant™ for network data mining and advanced persistent threat detection. Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks. For more information, please visit www.intrusion.com.